
                                                                                                                     EXHIBIT 11.1

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                      (in thousands, except per share data)


                                                                              Three months ended               Six  months ended
                                                                              ------------------               -----------------
                                                                           12/31/96        12/31/95        12/31/96         12/31/95
                                                                           --------        --------        --------         -------
                                                                                  (unaudited)                    (unaudited)
Primary and fully diluted:
     Weighted average shares:
         Common ..................................................           6,492           2,445            5,740           2,445
     Common equivalent shares from stock options
         and warrants ............................................           1,179            --              1,146            --
     Common and common equivalent shares pursuant
         to Staff Accounting Bulletin No. 83 .....................            --               680             --               680
                                                                           -------         -------          -------         -------

Shares used in per share calculation .............................           7,671           3,125            6,886           3,125
                                                                           =======         =======          =======         =======

Net income (loss) ................................................         $   903         $(8,661)         $ 1,342         $(8,407)
                                                                           =======         =======          =======         =======

Net income (loss) per share ......................................         $  0.12         $ (2.77)         $  0.19         $ (2.69)
                                                                           =======         =======          =======         =======


(1) There is no difference between primary and fully diluted net income per share for all periods presented.